KABANI & COMPANY, INC.
Certified Public Accountants
6033 West Century Blvd., Suite 810, Los Angeles, CA 90045

Phone (310) 568-1625
Fax (310) 410-0371
www.kabanico.com

July 6, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street North East
Washington, DC 20549

Re: China Intelligence Information Systems, Inc.

File No. 333-131017

We have read the statements that we understand China Intelligence Information Systems, Inc. will include under Item 4.01 of the of the Form 8-K report, dated July 6, 2011 that it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

Kabani & Company, Inc.